Exhibit 3.5

State of Delaware Secretary of State Division of Corporations Delivered 04:14 PM 04/05/2004 FILED 04:14 PM 04/05/2004 SRV 040250215 – 3665840 FILE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CALL CENTER HOLDINGS, INC.

Call Center Holdings, Inc., a Delaware corporation (the “Corporation”), does hereby certify that the Corporation was organized in the State of Delaware on June 3, 2003, and that this Amended and Restated Certificate of Incorporation, which was duly approved by a unanimous consent of the shareholders of the Corporation, hereby amends and restates the provisions of the Certificate of Incorporation of the Corporation, (the “Certificate of Incorporation”) in accordance with Sections 242 and 245 of the Delaware General Corporation Law.

ARTICLE I

The name of the Corporation is Call Center Holdings, Inc.

ARTICLE II

The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The Corporation is to have perpetual existence.

ARTICLE IV

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

ARTICLE V

The Corporation shall have authority to issue 10,000,000 shares of Common Stock, $.01 par value per share (the “Common Stock”).

ARTICLE VI

Whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, the meeting and vote of stockholders may be dispensed with and such action may be taken with the written consent of stockholders having not less than the minimum percentage of the vote required by statute for the proposed corporate action or such higher percentage of the vote than may be required by this Certificate of Incorporation, provided that prompt notice shall be given to non-consenting stockholders of the taking of corporate action without a meeting and by less than unanimous consent.

ARTICLE VII

Notwithstanding anything to the contrary contained in this Certificate of Incorporation, cumulative voting for the election directors is prohibited.

ARTICLE VIII

The holders of the Common Stock shall have no preemptive rights to subscribe for any shares of any class of stock of the Corporation whether now or hereafter authorized.

ARTICLE IX

A. The Corporation shall indemnify any person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in, any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in and not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

B. This Corporation shall indemnify any person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of the Corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudicated to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such other court shall deem proper.

C. To the extent that a director, officer, employee or agent of a corporation (and the heirs, executors or administrators of such person) has been successful on the merits or otherwise in defense of any action, suit or proceedings referred to in subsections A and B, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

D. Any indemnification under subsections A and B (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections A and B. Such determination shall be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

E. Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceedings may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of such director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in Section 145 of Delaware Law. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

F. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The Corporation shall be permitted to enter into contracts directly with its officers and directors providing the maximum indemnity and relief from liability permitted under Delaware Law.

G. This Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.

No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Delaware Law or any amendment thereto or success provision thereto or (iv) for any transaction from which the director derived an improper personal benefit. This provision shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date of filing this amendment with the Secretary of State of Delaware. Neither the amendment nor repeal of this Article IX, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article IX shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit or claim but for this Article IX would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

The private property or assets of the stockholders of the Corporation shall not, to any extent whatsoever, be subject to the payment of debts of the Corporation.

ARTICLE XI

Elections of directors need not be by written ballot, unless otherwise provided in the by-laws of the Corporation.

ARTICLE XII

In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by Delaware Law, or other laws of the State of Delaware, the board of directors is expressly authorized (i) to make, alter, or repeal the by-laws of the Corporation or to adopt new by-laws; (ii) to authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation; and (iii) to set apart out of any funds of the Corporation available for dividends a reserve or reserves for any proper purpose and reduce any such reserve in the manner in which it was created.

ARTICLE XIII

The number of the members of the board of directors shall be fixed by, or changed in the manner provided in, the by-laws.

ARTICLE XIV

The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation.

The undersigned, President of Call Center Holdings, Inc., has signed this Amended and Restated Certificate of Incorporation this 5th day of April, 2004.

/s/ John Bolduc
John Bolduc, President

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CALL CENTER HOLDINGS, INC.

Call Center Holdings, Inc. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of Call Center Holdings, Inc., as of the date hereof, acting by written consent in lieu of a meeting pursuant to Section 141 (f) of the Delaware General Corporation Law, adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “1” so that, as amended said Article shall be and read as follows:

“The name of the Corporation is “Stream Holdings Corporation.”

SECOND: That said amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

THIRD: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be executed on its behalf by David Sissman, its duly authorized Secretary, this April 3, 2006.

/s/ David Sissman 4/7/06 David Sissman
Secretary

State of Delaware Secretary of State Division of Corporations Delivered 11:00 AM 04/13/2006 FILED 11:00 AM 04/13/2006 060350465 – 3665840 FILE